EXHIBIT 99.1

CONTANGO OIL & GAS COMPANY

NEWS RELEASE

Contango Updates Southern Delaware Basin Operations and Impact of Hurricane Harvey

HOUSTON, Sept. 18, 2017 (GLOBE NEWSWIRE) -- Contango Oil & Gas Company (NYSE MKT:MCF) ("Contango") announced today an update on its Pecos County, Texas operations, including results on the Gunner #2H, its fourth well drilled on its Southern Delaware Basin acreage.

Gunner

The Gunner #2H well (50%WI, 37.5%NRI) was drilled to a TMD of 20,430 feet, including a 10,600 foot lateral into the Lower Wolfcamp A.  The well was completed with 50 stages of fracture stimulation in June, with initial flowback commencing in early August.    The well reached a gross maximum 3-stream 24-hour IP rate of 1,348 Boed (77% oil), and the last 30 days have averaged 1,152 Boed (76% oil), which represents our best performance to date.

We have now tested multiple landing points within the Wolfcamp A bench and believe we have proven at least two benches for development within the Wolfcamp A across our acreage position. The Rude Ram and Gunner landing points are spaced with approximately 130’ of vertical separation from an Upper Wolfcamp A and a lower Wolfcamp A landing, respectively. Each well we have drilled has shown progressively better production performance than the previous due to enhancements to completion and flowback techniques. Our last two wells, the Rude Ram, which has produced 100 Mboe in 4 months and the Gunner,  have been our best wells to date.   We will continue to evaluate and enhance our leasehold with future drilling into the Bone Springs and the Wolfcamp B zone. We remain very optimistic about these future benches in light of recent activity around our position.

Crusader

The Crusader #1H well (40%WI, 30.3%NRI) was spud in June 2017 targeting the Lower Wolfcamp A. The well was drilled to a TMD of 20,275, including a 10,184 lateral. Completion operations with 50 stages of fracture stimulation are expected to commence in early January, as it and the Fighting Ace #3H will be zipper-fraced from the same pad.

Fighting Ace

The Fighting Ace #1H well (50%WI) was spud in June 2017 targeting the Upper Wolfcamp A.  The well was drilled on the same pad as the Crusader #1H, approximately 40 feet away.  While drilling the lateral at a measured depth of approximately 14,416 feet, we encountered mechanical difficulties and temporarily abandoned the well; but we expect this well bore on the Crusader pad could have future utility for a possible shallower Bone Springs test. Upon completion of the drilling of the Ragin Bull well, our current plans are to move the rig to the Fighting Ace #3H location targeting the Wolfcamp.

Ragin Bull

The Ragin Bull #1H (47.3%WI), about two miles to the northwest of the Fighting Ace location, was spud on September 12th and will target the Wolfcamp formation to satisfy lease considerations. This well will also include an approximate 10,000 foot lateral with 50 stages of fracture stimulation.  Completion operations on the Ragin Bull are expected to commence upon the completion of drilling operations in mid-November.

Hurricane Harvey Impact on Production

As a result of the extreme weather and flooding caused by Hurricane Harvey, certain of our wells were temporarily shut-in for precautionary reasons, due to limited access or because of shut-ins by our purchasers due to the shutdown of refineries along the Texas Gulf Coast. All production has resumed at normal levels and the effect on our third quarter production is estimated at approximately 1.3 Mmcfe per day for the quarter.

Contango Oil & Gas Company is a Houston, Texas based, independent energy company engaged in the acquisition, exploration, development, exploitation and production of crude oil and natural gas offshore in the shallow waters of the Gulf of Mexico and in the onshore Texas and Rocky Mountain regions of the United States. Additional information is available on the Company's website at http://contango.com.

This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as "expects", “projects”, "anticipates", "plans", "estimates", "potential", "possible", "probable", or "intends", or stating that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in  exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Contango’s operations or financial results are included in Contango’s other reports on file with the Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change. Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels.

Contact:

Contango Oil & Gas Company

E. Joseph Grady – 713-236-7400Sergio Castro – 713-236-7400

Senior Vice President and Chief Financial OfficerVice President and Treasurer